UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 27, 2025

VIEWBIX INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-15746

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

11 Derech Menachem Begin Street, Ramat Gan, Israel	5268104
(Address of Registrant’s Office)	(ZIP Code)

Registrant’s Telephone Number, including area code: +972 9-774-1505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Viewbix, Inc. (the “Company”) hereby updates that on March 27, 2025, a petition was filed with the District Court of Tel Aviv-Jaffa (the “Petition”) for a court order to commence insolvency proceedings under the Insolvency and Economic Rehabilitation Law, 5778 – 2018, against Gix Media Ltd. (“Gix Media”), a company incorporated under the laws of the State of Israel and a wholly-owned subsidiary of the Company.

The Petition was filed by a primary service provider of Gix Media (the “Service Provider”), claiming that Gix Media owes it approximately $260,000 (excluding linkage differentials and interest) and that Gix Media is unable to repay its debts to the Service Provider. As part of the Petition, the court was requested to appoint a trustee for Gix Media to implement insolvency proceedings, to vest its assets for the sole purpose of paying past debts and expenses of the insolvency proceedings, and to freeze all legal proceedings against it, if any.

As of March 31, 2025, Gix Media has outstanding loans from a banking corporation, as further detailed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2025. Due to the filing of the Petition, and in accordance with the terms of the loans, the banking corporation may demand the immediate repayment of the loans.

The legal proceedings regarding the Petition are at a preliminary stage, where a hearing has not yet been held and Gix Media’s response has not yet been filed and the Company cannot currently assess the likelihood of success of the Petition and its effects on the Company’s business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viewbix Inc.

By:	/s/ Amihay Hadad
Name:	Amihay Hadad
Title:	Chief Executive Officer

Date: March 31, 2025